Consent of Independent Auditors





To the Stockholders and Board of Directors
USMX, INC.:


We consent to incorporation by reference in the registration statement on Form S-3 of USMX, INC. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of USMX, INC.

Our report refers to a change in the method of accounting for income taxes in 1993.


                    KPMG Peat Marwick LLP


Denver, Colorado
May 9, 1996